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                                                                    EXHIBIT 10.5



         [First Union Logo]

                                  July 15, 1998

         NM Acquisition Co.
         c/o BT Alex Brown, Inc.
         1 South Street
         Baltimore, MD 21202
         Attn: Mr. Eric Weiss

                  Re:      First Union/National Media Credit Facilities

         Dear Eric:

                  You have informed us that NM Acquisition Co., LLC ("ACO") is interested in acquiring an equity interest in National Media Corporation ("NMC"). This letter is in response to your letter of July 7, 1998 to us proposing alternatives for the disposition of the credit facilities of First Union National Bank, as successor to CoreStates Bank, N.A. ("Bank"), in conjunction with a closing (the "ACO Closing") on ACO's acquisition of an equity interest in NMC. This letter will confirm the Bank's willingness to accept payment (by wire transfer) an amount equal to 75% of the outstanding principal obligations of NMC and its affiliates to the Bank with respect to the line of credit and term indebtedness described in the Amended and Restated Loan and Security Agreement dated June 26, 1996 between NMC and its affiliates and the Bank, as amended, ("Loan Agreement"), the total such indebtedness presently approximately $22,000,000, (the dat of payment thereof being the date of the "Bank Closing") on or before the date of the ACO Closing, expressly subject to the following terms and conditions:

                  1. Interest at the presently accruing rate is paid and kept current on a monthly basis, and all unpaid amounts are paid at the Bank Closing. Likewise, any fees accruing under the existing financing arrangements of the Bank with NMC would be paid as due.

                  2. We receive no later than July 16, 1998 a letter signed by NMC and ACO representing theat written agreement ("ACO Agreement") has been reached between them representing ACO's acquisition of an equity interest in NMC, accompanied b a copy of such agreement.

                  3. The maturity of all of the outstanding loans of the Bank to NMC shall be set for November 15, 1998, subject to the terms hereof. The Bank Closing shall occur and final payment to the Bank of all amounts provided for herein shall be made no later than November 15, 1998.


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         NM Acquisition Co.
         July 15, 1998
         Page 2

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                  4. If (a) the ACO Agreement is terminated by any party for any reason; (b) the shareholders of NMC do not approve the ACO Agreement;
         (c) any regulatory body having jurisdiction over the transactions described in the ACO Agreement rejects or otherwise fails to timely approve such transactions; (d) there occurs a termination, default or violation of any of the agreements referred to in paragraph 13 below;
         (e) there occurs a default or violation in the conditions, undertakings and covenants to the Bank set forth in this letter; (f) an Event of Default occurs under the Loan Agreement; or (g) the Bank Closing does not occur by November 15, 1998, the Bank shall have the option, at its sole discretion, to terminate its agreement herein to accept any sum other than full and complete payment of all outstanding obligations of every kind owned to the Bank and, in addition, to accelerate the maturity of any and all such obligations.

                  5. Upon your approval and NMC's approval of this agreement, we would waive the outstanding violations of the following three financial covenants so long as NMC is in compliance with the covenant levels (at all times prior to the Bank Closing) set forth next to the title of each covenant.


                     (a)      Tangible Net Worth    - minimum of $16,000,000
                     (b)      Debt to Worth         - maximum of 4 to 1
                     (c)      Working Capital       - minimum of $9,000,000

                  6. No further borrowings will be made by NMC or its affiliates from the Bank.

                  7. All necessary action will be promptly taken to unwind the ACH arrangement that presently exists with the Bank and terminate all ACH transactions, with such termination to occur not later than 60 days following the date hereof.

                  8. All of the operational accounts of NMC and each affiliate with the Bank will be closed at least ten days after the Bank Closing in a manner acceptable to the Bank.

                  9. The outstanding Letter of Credit for the account of NMC (which matures in September) will be replaced or terminated prior to its present expiry date.

                  10. All outstanding FX contracts will be canceled not later than October 1, 1998 with no liability of any kind thereunder imposed upon Bank.


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         NM Acquisition Co.
         July 15, 1998
         Page 3

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                  11. We will continue to charge NMC's account for legal fees and costs as bills are received, with all outstanding legal fees and expenses paid in full (without any discount) not later than the Bank Closing.

                  12. The Bank, on the one hand, and NMC and each affiliates as well as ACO, on the other hand, shall exchange mutual release at the Bank Closing.

                  13. We shall receive, no later than July 31, 1998, copies of signed agreements between ACO and/or NMC with each of ValueVision and the Preferred C/D shareholders reflecting an agreed arrangement regarding the payment of NMC's obligations to each such party. Under no circumstances can any payment be made to ValueVision prior to our receiving full payment as provided herein at the Bank Closing. In addition, no cash payment shall be made to the Preferred C/D shareholders prior to our receiving full payment as provided herein at the Bank closing if the direct result thereof (when combined with any cash equity investment by ACO in NMC to the date thereof but without regard to market fluctuations, results of operations or any other factors) is a decrease in the shareholders' equity of NMC.

                  14. We shall receive a cash flow statement covering the period from July 13, 1998 to November 15, 1998 (prepared in a week to week format) with respect to NMC updated on a weekly basis up to the Bank Closing.

                  15. We shall receive monthly financial statements (which may be marked "preliminary") within 15 days of the end of each month.

                  16. Except as otherwise provided herein, all terms, covenants, undertaking and provisions set forth in the existing financing agreements between the Bank and NMC and its affiliates (as previously modified) remain in full force and effect.

                  If this letter sets forth an acceptable arrangement for ACO and NMC to proceed, please have a copy of this letter signed by ACO and NMC, and returned to us indicating their respective approvals of the terms hereof. This letter supersedes all prior communications and discussions between us and with NMC regarding the specific subject matter hereof. No modification hereof shall be binding upon us unless approved in


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         NM Acquisition Co.
         July 15, 1998
         Page 4

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         writing by us. If a signed copy of this letter is not received from each of ACO and NMC (on behalf of its affiliates) by July 16, 1998, our agreement set forth herein shall terminate.

                                                Very truly yours,

                                                FIRST UNION NATIONAL BANK

                                                By:
                                                    ----------------------------

         APPROVED:

         NM Acquisition Co., LLC

         By:
            -----------------------------------------------------

         NATIONAL MEDIA CORPORATION

         By:
             ----------------------------------------------------


         cc:      Mr. Robert Verratti